+1 202 663 6000 (t)
+1 202 663 6363 (f)
wilmerhale.com
February 29, 2008
Dean Foods Company
2515 McKinney Avenue, Suite 1200
Dallas, Texas 75201

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
     This opinion is furnished to you in connection with the public offering by Dean Foods Company, a Delaware corporation (the “Company”), of 18,700,327 shares of the Company’s common stock, $0.01 par value per share (the “Shares”) pursuant to a Registration Statement on Form S-3 (File No. 333-149439) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on February 28, 2008 and the prospectus supplement, dated February 29, 2008, to the prospectus dated February 28, 2008 included in the Registration Statement.
     The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) entered into between the Company and Lehman Brothers Inc.
     We are acting as counsel for the Company in connection with the sale by the Company of the Shares. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, resolutions adopted by the Board of Directors of the Company and committees thereof, minutes of meetings of the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.
     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.
     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.
Wilmer Cutler Pickering Hale and Dorr llp, 1875 Pennsylvania Avenue NW, Washington, DC 20006
Baltimore     Beijing     Berlin     Boston     Brussels     London     Munich     New York     Northern Virginia     Oxford     Palo Alto     Waltham     Washington

Dean Foods Company
February 29, 2008

     Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized for issuance and, when such Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, such Shares will be validly issued, fully paid and nonassessable.
     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Erika L. Robinson

Erika L. Robinson, a Partner